Ply Gem Reports First Quarter 2016 Results

Cary, NC (BUSINESS WIRE) May 9, 2016 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended April 2, 2016.

First Quarter 2016 Highlights

•	Total net sales for the first quarter increased 8.7% to $408.6 million.

•	Operating earnings increased $23.6 million to $9.6 million compared to the first quarter of 2015.

•	Adjusted EBITDA was $24.7 million compared to $2.3 million for the first quarter of 2015 achieving an LTM Adjusted EBITDA of $207.1 million.

•	Adjusted loss per share was ($0.20) for the first quarter of 2016 compared to ($0.53) for the first quarter of 2015.

•	Leverage ratio improved to 4.9x.

“I am very pleased by the strong first quarter financial and operating performance of the Company. Both businesses continued to make substantial contributions to adjusted EBITDA and allowed us to deliver the eighth consecutive quarterly year-over-year growth of adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “During the first quarter, our teams delivered profitable growth through improved product pricing, operating performance initiatives and a cost discipline, aided by strong demand for our new residential construction and repair and replacement products largely attributed to favorable winter weather within our key market footprints. As a result, Ply Gem achieved a trailing twelve month adjusted EBITDA of $207.1 million which is the first time in the Company’s history we exceed adjusted EBITDA of $200 million.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the first quarter, we continued to drive financial improvements and profitability within our business segments. We achieved a 520 basis point improvement in our gross profit margin and our incremental year-over-year quarterly adjusted EBITDA grew $22.4 million. As a result of our strong performance during the first quarter of 2016 and the trailing twelve months, we strengthened our balance sheet by generating in excess of $151 million in free cash flow, achieved an LTM Adjusted EBITDA of $207.1 million, voluntarily paid $30 million of long-term debt under the Term Loan, and improved our debt leverage ratio to 4.9 times with further improvement expected.”

First Quarter 2016 Financial Results
Net sales increased $32.6 million or 8.7% to $408.6 million compared to $376.0 million for the first quarter of 2015. Our acquisition of Canyon Stone, which was completed during the second quarter of 2015, drove a net sales increase of $6.4 million during the quarter ended April 2, 2016 relative to the quarter ended April 4, 2015. The remaining net sales increase resulted primarily from improved U.S. market conditions and favorable weather conditions reflected in industry metrics for both the new construction and repair and remodeling markets. The favorable weather conditions have allowed contractors and installers to pull forward new construction and repair and remodel projects, and commence the spring building season earlier, especially in the Northeast and Midwest markets.

Gross profit margin was 21.2% which represented an increase of 520 basis points from the first quarter of 2015. The increase in gross profit margin can be attributed to the continued improvement in our new construction and repair and remodeling businesses partially offset by our Canadian operations due to depressed market conditions.

Operating earnings were $9.6 million, an improvement of $23.6 million from the first quarter of 2015 from improved gross profit margins and lower SG&A expense as a percentage of net sales.

Adjusted EBITDA was $24.7 million compared to $2.3 million in the first quarter of 2015. Net loss was $27.6 million compared to $48.9 million for the first quarter of 2015. Our Adjusted EPS for the first quarter of 2016 was ($0.20) as compared to ($0.53) for the comparable period in 2015, and EPS was ($0.40) as compared to ($0.72) for the comparable period in 2015. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $176.4 million, up $19.9 million, or 12.7%, compared to $156.4 million in the first quarter of 2015. The net sales increase resulted primarily from improved U.S. market conditions and weather conditions reflected in industry metrics for both the new construction and repair and remodeling markets. Gross profit margin for the quarter ended April 2, 2016 was 26.2%, an increase of 400 basis points from the 22.2% for the quarter ended April 4, 2015. The margin improvement resulted from the 8.6% net sales increase, after excluding Canyon Stone's net sales of $6.4 million, resulting from improved market and weather conditions in the United States partially offset by the weakening Canadian dollar.

Windows and Doors
Windows and Doors' net sales totaled $232.2 million, up $12.6 million, or 5.8%, compared to $219.6 million in the first quarter of 2015. The net sales increase for the quarter ended April 2, 2016 can be attributed to the improved U.S. market conditions favorably impacting both our new construction business as well as our repair and remodeling business, partially offset by our Western Canadian operations due to weaker market conditions. Our new construction products experienced higher net sales of $18.6 million which can attributed to the growth in the new construction market while our repair and remodeling products experienced higher net sales of $3.5 million which can also be attributed to market growth.

Gross profit margin was 17.4% for the quarter ended April 2, 2016, increasing from 11.6% for the quarter ended April 4, 2015. Our gross profit increase of 580 basis points can be attributed to the continued improvement in our new construction and repair and remodeling businesses partially offset by our Western Canadian operations. Gross profit for new construction increased $11.3 million driven by improved net pricing, favorable material costs, and favorable product mix that resulted in a 6.0% increase in average selling price during the three months ended April 2, 2016. Gross profit for repair and remodeling increased $4.9 million driven by improved net pricing and favorable material cost pricing that resulted in a 3.0% increase in average selling price during the three months ended April 2, 2016.

Outlook
“As we enter into the seasonally important second and third quarters, we look forward to capitalizing on the momentum we’ve built during the beginning of 2016,” said Mr. Robinette. “As the housing market in the U.S. continues to recover, we are well positioned to drive profitable growth and generate meaningful operating leverage and earnings. In addition, we remain committed to driving shareholder value and continuing to improve our balance sheet. In looking forward to the second quarter of 2016, and considering the pull forward experienced during the first quarter, we expect our quarterly adjusted EBITDA to be in the range of $72 to $77 million. At the mid-point of this range, this would result in a 20% year-over-year improvement of adjusted EBITDA."

Webcast
Ply Gem management will host a webcast today, Monday, May 9, 2016 at 10:00 a.m. Eastern to discuss first quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 87690895. International participants, please dial 647-788-4901, participant passcode 87690895. A replay of the call will be available on our website through June 8th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	April 2, 2016	April 4, 2015

Net sales	$408,614	$376,048
Cost of products sold	321,913	315,767
Gross profit	86,701	60,281
Operating expenses:
Selling, general and administrative expenses	70,735	68,132
Amortization of intangible assets	6,390	6,199
Total operating expenses	77,125	74,331
Operating earnings (loss)	9,576	(14,050)
Foreign currency gain (loss)	584	(934)
Interest expense	(18,692)	(19,093)
Interest income	10	9
Loss on modification or extinguishment of debt	(2,399)	—
Tax receivable agreement liability adjustment	(18,150)	(17,185)
Loss before benefit for income taxes	(29,071)	(51,253)
Benefit for income taxes	(1,494)	(2,394)
Net loss	$(27,577)	$(48,859)
Basic and diluted net loss attributable to common shareholders per share	$(0.40)	$(0.72)
Basic and diluted weighted average shares outstanding	68,127,491	67,923,707

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2015 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of April 2, 2016, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, and tax receivable liability adjustments. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net loss per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	April 2, 2016	April 4, 2015
Net loss	$(27,577)	$(48,859)
Interest expense, net	18,682	19,084
Benefit for income taxes	(1,494)	(2,394)
Depreciation and amortization	14,030	14,821
EBITDA	3,641	(17,348)
Non cash gain (loss) on foreign currency transactions	(584)	934
Acquisition costs	—	286
Customer inventory buybacks	471	52
Restructuring/integration expense	653	1,163
Tax receivable agreement liability adjustment	18,150	17,185
Loss on modification or extinguishment of debt	2,399	—
Adjusted EBITDA	$24,730	$2,272

	Ply Gem Holdings, Inc.
	For the three months ended
	April 2, 2016	April 4, 2015
Basic and diluted net loss per share attributable to common shareholders	$(0.40)	$(0.72)
Non cash gain (loss) on foreign currency transactions	(0.01)	0.01
Acquisition costs	—	—
Customer inventory buybacks	—	—
Restructuring/integration expense	0.01	0.01
Tax receivable agreement liability adjustment	0.17	0.16
Loss on modification or extinguishment of debt	0.02	—
Adjusted EPS	$(0.20)	$(0.53)

Basic and diluted weighted average shares outstanding	68,127,491	67,923,707

3.	Operating segment results for the three months ended April 2, 2016 and April 4, 2015 are as follows:

	For the three months ended
(Amounts in thousands)	April 2, 2016		April 4, 2015
Net sales
Siding, Fencing and Stone	$176,376	43%	$156,442	42%
Windows and Doors	232,238	57%	219,606	58%
	$408,614	100%	$376,048	100%
Gross profit
Siding, Fencing and Stone	$46,264	26%	$34,771	22%
Windows and Doors	40,437	17%	25,510	12%
	$86,701	21%	$60,281	16%

Operating earnings (loss)
Siding, Fencing and Stone	$20,374	12%	$10,322	7%
Windows and Doors	(1,250)	(1)%	(16,408)	(7)%
Unallocated	(9,548)	(2)%	(7,964)	(2)%
	$9,576	2%	$(14,050)	(4)%

4.	Long-term debt amounts in the selected balance sheets at April 2, 2016 and December 31, 2015 consisted of the following:

	April 2, 2016	December 31, 2015
(Amounts in thousands)

Senior secured asset based revolving credit facility	$10,000	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium, discount and
debt issuance costs of $55,686 and $57,538, respectively	594,314	592,462
Term Loan Facility due 2021, net of
unamortized early tender premium, discount and
debt issuance costs of $31,294 and $35,106, respectively	360,106	387,369
	$964,420	$979,831
Less current portion of long-term debt	(4,300)	(4,300)
	$960,120	$975,531

5. The following is a summary of selected balance sheet amounts at April 2, 2016 and December 31, 2015:

	April 2, 2016	December 31, 2015
(Amounts in thousands)

Cash and cash equivalents	$34,341	$109,425
Accounts receivable, less allowances	204,159	195,165
Inventories	161,406	150,403
Prepaid expenses and other current assets	24,200	24,647
Property and equipment, net	161,777	161,003
Intangible assets, net	122,957	128,384
Goodwill	479,549	477,739
Accounts payable	73,793	74,496
Payable to related parties pursuant to tax receivable agreement- non-current	38,961	20,811
Long-term debt	960,120	975,531
Stockholders' deficit	(101,001)	(76,813)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901